EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2018 Third Quarter Results

Third Quarter 2018 Comparable Sales increased 4.8%
Third Quarter 2018 Diluted Earnings Per Share Improved to $0.55
November 2018 Comparable Sales Increased 2.3%

LYNNWOOD, Wash., Dec. 06, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the third quarter ended November 3, 2018.

Total net sales for the third quarter ended November 3, 2018 (13 weeks) increased 1.2% to $248.8 million from $245.8 million in the quarter ended October 28, 2017 (13 weeks). Comparable sales for the thirteen weeks ended November 3, 2018 increased 4.8% compared to a comparable sales increase of 7.9% for the thirteen weeks ended October 28, 2017. Net income for the third quarter of fiscal 2018 was $13.8 million, or $0.55 per diluted share, compared to net income of $11.9 million, or $0.48 per diluted share in the third quarter of the prior fiscal year.

Total net sales for the nine months (39 weeks) ended November 3, 2018 increased 8.9% to $674.1 million from $619.2 million reported for the nine months (39 weeks) ended October 28, 2017.  Comparable sales increased 6.3% for the thirty-nine weeks ended November 3, 2018 compared to a comparable sales increase of 5.1% for the thirty-nine weeks ended October 28, 2017. Net income for the first nine months of fiscal 2018 was $15.6 million, or $0.62 per diluted share, compared to net income for the first nine months of the prior fiscal year of $6.9 million, or $0.28 per diluted share.

At November 3, 2018, the Company had cash and current marketable securities of $127.9 million compared to cash and current marketable securities of $85.8 million at October 28, 2017. The increase in cash and current marketable securities was primarily driven by cash generated through operations, partially offset by capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We are very pleased with our third quarter performance and strong back-to-school season.  The third quarter represented our ninth quarter of positive comparable sales and consisted of meaningful full priced selling throughout the period.  With 140 basis points of improvement between product margins and inventory shrink, we were able to offset the loss of a high volume week due to the calendar shift and deliver earnings per share ahead of our expectations. The fourth quarter has gotten off to a positive start driven by robust demand over the Black Friday weekend and Cyber Monday. We are confident that our differentiated product offering, seamless multi-channel shopping experience, and superior customer service has Zumiez well positioned for a strong finish to the year and sustained success over the long-term.”

November 2018 Sales
Total net sales for the four-week period ended December 1, 2018 increased 9.4% to $84.4 million, compared to $77.1 million for the four-week period ended November 25, 2017. The Company's comparable sales increased 2.3% for the four-week period ended December 1, 2018 compared to a comparable sales increase of 7.8% for the four-week period ended November 25, 2017.

Fiscal 2018 Fourth Quarter Outlook
The Company is introducing guidance for the three months ending February 2, 2019. Net sales are projected to be in the range of $295 to $301 million resulting in net income per diluted share of approximately $1.02 to $1.08. This guidance is based upon anticipated comparable sales growth between 0% and 2% for the fourth quarter of fiscal 2018. The Company has opened 12 new stores this year through December 1, 2018 including 5 stores in North America and 7 stores in Europe.  We plan to open one more store in 2018.

A conference call will be held today to discuss third quarter fiscal 2018 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 1995029.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of December 1, 2018 we operated 708 stores, including 610 in the United States, 50 in Canada, 41 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended August 4, 2018 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	November 3, 2018	% of Sales	October 28, 2017	% of Sales
Net sales	$248,795	100.0%	$245,756	100.0%
Cost of goods sold	161,922	65.1%	162,389	66.1%
Gross profit	86,873	34.9%	83,367	33.9%
Selling, general and administrative expenses	68,479	27.5%	64,559	26.2%
Operating profit	18,394	7.4%	18,808	7.7%
Interest income, net	493	0.1%	111	0.0%
Other expense, net	(74)	0.1%	(326)	(0.1%)
Earnings before income taxes	18,813	7.6%	18,593	7.6%
Provision for income taxes	4,990	2.0%	6,671	2.7%
Net income	$13,823	5.6%	$11,922	4.9%
Basic earnings per share	$0.55		$0.48
Diluted earnings per share	$0.55		$0.48
Weighted average shares used in computation of earnings per share:
Basic	24,974		24,712
Diluted	25,261		24,804

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts)

	Nine Months Ended
	November 3, 2018	% of Sales	October 28, 2017	% of Sales
Net sales	$674,052	100.0%	$619,156	100.0%
Cost of goods sold	452,057	67.1%	423,944	68.5%
Gross profit	221,995	32.9%	195,212	31.5%
Selling, general and administrative expenses	198,613	29.4%	183,401	29.6%
Operating profit	23,382	3.5%	11,811	1.9%
Interest income, net	1,015	0.1%	284	0.0%
Other expense, net	(308)	0.0%	(798)	(0.1%)
Earnings before income taxes	24,089	3.6%	11,297	1.8%
Provision for income taxes	8,496	1.3%	4,432	0.7%
Net income	$15,593	2.3%	$6,865	1.1%
Basic earnings per share	$0.63		$0.28
Diluted earnings per share	$0.62		$0.28
Weighted average shares used in computation of earnings per share:
Basic	24,920		24,660
Diluted	25,220		24,845

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	November 3, 2018	February 3, 2018	October 28, 2017
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$29,640	$24,041	$10,660
Marketable securities	98,236	97,864	75,109
Receivables	17,521	17,027	15,761
Inventories	186,938	125,826	156,986
Prepaid expenses and other current assets	15,853	14,405	14,372
Total current assets	348,188	279,163	272,888
Fixed assets, net	123,074	128,852	130,898
Goodwill	58,619	62,912	59,544
Intangible assets, net	15,203	16,696	15,645
Deferred tax assets, net	4,438	4,174	9,842
Other long-term assets	7,197	7,713	7,452
Total long-term assets	208,531	220,347	223,381
Total assets	$556,719	$499,510	$496,269

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$90,060	$37,861	$61,676
Accrued payroll and payroll taxes	21,724	20,650	15,782
Income taxes payable	2,782	5,796	5,454
Deferred rent and tenant allowances	7,790	8,073	8,468
Other liabilities	24,645	26,867	33,456
Total current liabilities	147,001	99,247	124,836
Long-term deferred rent and tenant allowances	37,631	39,275	39,869
Other long-term liabilities	3,315	5,073	4,981
Total long-term liabilities	40,946	44,348	44,850
Total liabilities	187,947	143,595	169,686

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,532 shares issued and outstanding at November 3, 2018, 25,249 shares issued and outstanding at February 3, 2018 and 25,252 shares issued and outstanding at October 28, 2017	151,658	146,523	145,230
Accumulated other comprehensive (loss) income	(9,888)	35	(8,067)
Retained earnings	227,002	209,357	189,420
Total shareholders’ equity	368,772	355,915	326,583
Total liabilities and shareholders’ equity	$556,719	$499,510	$496,269

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Cash flows from operating activities:
Net income	$15,593	$6,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	21,249	20,338
Deferred taxes	(919)	(2,625)
Stock-based compensation expense	4,431	3,720
Other	482	1,189
Changes in operating assets and liabilities:
Receivables	(1,680)	(2,449)
Inventories	(63,892)	(48,491)
Prepaid expenses and other current assets	(1,904)	(578)
Trade accounts payable	53,037	35,693
Accrued payroll and payroll taxes	1,342	699
Income taxes payable	(2,206)	2,856
Deferred rent and tenant allowances	(1,564)	(1,240)
Other liabilities	(6,845)	(2,108)
Net cash provided by operating activities	17,124	13,869
Cash flows from investing activities:
Additions to fixed assets	(15,683)	(19,072)
Purchases of marketable securities and other investments	(116,430)	(80,198)
Sales and maturities of marketable securities and other investments	115,536	63,365
Net cash used in investing activities	(16,577)	(35,905)
Cash flows from financing activities:
Proceeds from revolving credit facilities	32,776	19,412
Payments on revolving credit facilities	(27,651)	(7,841)
Proceeds from issuance and exercise of stock-based awards	899	697
Payments for tax withholdings on equity awards	(195)	(171)
Net cash provided by financing activities	5,829	12,097
Effect of exchange rate changes on cash and cash equivalents	(777)	352
Net increase (decrease) in cash and cash equivalents	5,599	(9,587)
Cash and cash equivalents, beginning of period	24,041	20,247
Cash and cash equivalents, end of period	$29,640	$10,660
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$11,893	$4,434
Accrual for purchases of fixed assets	1,477	2,190

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200